EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $8.3 Million in Net Income Available to Common Stockholders for the Quarter Ended September 30, 2018

BOWIE, Md., Oct. 17, 2018 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (Nasdaq: OLBK), the parent company of Old Line Bank (the “Bank”), reports net income available to common stockholders increased $6.1 million, or 282.07%, to $8.3 million for the three months ended September 30, 2018, compared to $2.2 million for the three month period ended September 30, 2017.  Earnings were $0.49 per basic and $0.48 per diluted common share for the three months ended September 30, 2018, compared to $0.18 per basic and diluted common share for the three months ended September 30, 2017.  The increase in net income for the third quarter of 2018 as compared to the same 2017 period is primarily the result of increases of $8.4 million in net interest income and $654 thousand in non-interest income, partially offset by a $2.0 million increase in non-interest expense.  Net income included $2.3 million ($1.5 million net of taxes) in merger-related expenses (or $0.09 per basic and diluted common share) in connection with the Company’s acquisition of Bay Bancorp, Inc. (“BYBK”), the former parent company of Bay Bank, FSB, in April 2018.

The Company incurred merger expenses during the periods ended both September 30, 2018 and 2017; excluding the merger-related expenses, adjusted operating earnings, which is a non-GAAP financial measure, would have been $9.7 million, or $0.58 per basic and $0.57 diluted common share, for the three months ended September 30, 2018, compared to $5.1 million or $0.42 per basic and diluted common share for the three months ended September 30, 2017, a 92.25% increase over the same three month period last year.

Our efficiency ratio was 60.17% for the three months ended September 30, 2018 compared to 78.52% for the same three month period last year.  Excluding the merger-related expenses incurred during the three month periods ended September 30, 2018 and 2017, the adjusted efficiency ratio (a non-GAAP financial measure) improved to 51.93% for the 2018 period compared to 57.21% for the 2017 period.

Net income available to common stockholders was $17.1 million for the nine months ended September 30, 2018, compared to $10.1 million for the same period last year, an increase of $6.9 million, or 68.76%.  Earnings were $1.12 per basic and $1.10 per diluted common share for the nine months ended September 30, 2018, compared to $0.90 per basic and $0.88 per diluted common share for the same period last year.  The increase in net income is primarily the result of increases of $21.0 million, or 46.76%, in net interest income and $1.8 million in non-interest income, partially offset by a $14.6 million increase in non-interest expenses.  Included in net income for the 2018 period was $9.4 million ($7.6 million net of taxes, or $0.50 per basic and common share) for merger-related expenses associated with the acquisition of BYBK as discussed above.

Excluding the merger-related expenses incurred during the nine month periods ended September 30, 2018 and 2017, adjusted operating earnings (which is a non-GAAP financial measure) for the nine months ended September 30, 2018 would have been $24.7 million or $1.62 per basic and $1.60 per diluted common share, compared to adjusted operating earnings of $13.0 million or $1.15 per basic and $1.13 per diluted common share for the nine months ended September 30, 2017, a 89.86% increase for the 2018 period over the same nine month period last year.

Our efficiency ratio was 66.15% and 66.81%, respectively, for the nine months ended September 30, 2018 and 2017.  Excluding the merger-related expenses incurred during the nine month periods ended September 30, 2018 and 2017, the adjusted efficiency ratio (a non-GAAP financial measure) improved to 53.39% for the nine months ended September 30, 2018 from 59.18% for the same nine month period last year.

Net interest income increased during each of the three and nine month periods ended September 30, 2018 compared to the same periods last year primarily as a result of increases in interest income on loans, partially offset by increases in interest expense.  Non-interest expense increased for the three month periods ended September 30, 2018 compared to the same period of 2017 primarily due to increases in salaries and benefits and occupancy and equipment expense.  Non-interest expense increased for the nine month period ended September 30, 2018 primarily as a result of a $5.4 million increase in merger-related expenses as well as increases in salaries and benefits and occupancy and equipment expense.  Salaries and benefits and occupancy and equipment expenses increased as a result of the additional staff and the new branches that we acquired upon our acquisitions of DCB Bancshares, Inc. (“DCBB”), the former parent company of Damascus Community Bank, in July 2017 and BYBK in April 2018.

As of September 30, 2018, the Company had total assets of approximately $2.9 billion, net loans of approximately $2.4 billion and deposits of approximately $2.2 billion.

Net loans held for investment at September 30, 2018 increased $688.2 million, or 40.57%, compared to December 31, 2017.  Net loans held for investment includes loans that were acquired in the BYBK acquisition of approximately $494 million at September 30, 2018.

Loans held for sale decreased approximately $25.2 million during the third quarter as we sold $21.6 million in loans that we previously identified as troubled loans acquired in the BYBK acquisition. This disposal was accomplished through brokered sale transactions. Due to the sale of these loans shortly after acquisition, no gain or loss was recorded.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “Our quarterly results signify forward momentum indicating positive trends in our balance sheet, revenue growth and operating efficiency.  Excluding the $2.3 million in merger-related expenses, net income would have been $9.8 million, the return on average assets would have been 1.32% and the efficiency ratio would have been 51.93% for the quarter.  We are confident in our ability to improve our performance ratios by continuing to build our loan portfolio while managing expenses.”

HIGHLIGHTS:

  Net loans held for investment increased $36.8 million and $688.2 million, respectively, during the three and nine month periods ended September 30, 2018, to $2.4 billion at September 30, 2018 from $1.7 billion at December 31, 2017 and $2.3 billion at June 30, 2018.

  Average gross loans increased $796.6 million, or 49.78%, and $653.9 million, or 44.33%, respectively, during the three and nine month periods ended September 30, 2018, to $2.4 billion and $2.1 billion, respectively, from $1.6 billion and $1.5 billion, respectively, during the three and nine month periods ended September 30, 2017.

  The net interest margin during the three months ended September 30, 2018 was 3.81% compared to 3.71% for the same period in 2017.  Total yield on interest earning assets increased to 4.69% for the three months ended September 30, 2018, compared to 4.37% for the same period last year.
  The net interest margin during the nine months ended September 30, 2018 was 3.79% compared to 3.68% for the same period in 2017.  Total yield on interest earning assets increased to 4.60% for the nine months ended September 30, 2018, compared to 4.34% for the same period last year.
  The third quarter return on average assets (“ROAA”) and return on average equity (“ROAE”) were 1.12% and 8.89%, respectively, compared to ROAA and ROAE of 0.43% and 4.26%, respectively, for the third quarter of 2017.  Excluding the merger-related expenses (non-GAAP), ROAA and ROAE would have been 1.32% and 10.47%, respectively, for the third quarter of 2018 and 1.01% and 9.98% for the third quarter of 2017.
  ROAA and ROAE were 0.87% and 7.31%, respectively, for the nine months ended September 30, 2018, compared to ROAA and ROAE of 0.73% and 7.52%, respectively, for the nine months ended September 30, 2017.  Excluding the merger-related expenses (non-GAAP), ROAA and ROAE would have been 1.26% and 10.59%, respectively, for the nine months ended September 30, 2018 and 0.94% and 9.68% for the nine months ended September 30, 2017.
  The adjusted (non-GAAP) efficiency ratio was 51.93% and 53.39%, respectively, for the three and nine months ended September 30, 2018 compared to 57.21% and 59.18% for the same periods of 2017.
  Total assets increased $825.4 million, or 39.20%, since December 31, 2017, primarily due to increases of $688.2 million in loans held for investment, $69.3 million in goodwill, $15.1 million in cash and cash equivalents, and $25.9 million in bank owned life insurance.
  Total deposits grew by $589.3 million, or 35.65%, since December 31, 2017.

  We ended the third quarter of 2018 with a book value of $21.20 per common share and a tangible book value of $14.70 per common share compared to $16.61 and $14.10, respectively, at December 31, 2017.

  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Results of Operations for the Three Months Ended September 30, 2018 Compared to September 30, 2017

Average interest earning assets increased $808.0 million for the three month period ended September 30, 2018 compared to the same period of 2017.  The average yield on such assets was 4.69% for the three months ended September 30, 2018 compared to 4.37% for the comparable 2017 period.  The increase in the average yield is primarily the result of higher yields on our loans held for investment.  Average interest bearing liabilities increased $591.5 million for the three month period ended September 30, 2018 compared to the same period of 2017, primarily as a result of the deposits we acquired in the BYBK acquisition.  The average rate paid on such liabilities increased to 1.20% for the three month period ended September 30, 2018 compared to 0.89% for the same period in 2017 due to higher rates paid on both interest bearing deposits and borrowings.

The net interest margin for the three months ended September 30, 2018 increased to 3.81% from 3.71% the third quarter of 2017.  The net interest margin increased due to an improvement in asset yields in addition to an increase in non-interest bearing deposits as a source of funding, partially offset by the increase in interest expense, primarily due to the interest paid on our borrowed funds.  The net interest margin during the third quarter of 2018 was also affected by the amount of accretion on acquired loans.  Accretion increased due to a higher amount of early payoffs on acquired loans with fair value marks during the three months ended September 30, 2018 compared to the same period of 2017.  The fair value accretion/amortization is recorded on pay-downs recognized during the quarter, which contributed 14 basis points for the three months ended September 30, 2018 compared to seven basis points for the three months ended September 30, 2017.

Net interest income increased $8.4 million, or 51.08%, for the three months ended September 30, 2018 compared to the same period of 2017, almost entirely due to an increase in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings.

The provision for loan losses increased $172 thousand for the three month period ended September 30, 2018 compared to the same period of 2017 due to the organic growth in the loan portfolio.

Non-interest income increased $654 thousand, or 30.40%, for the three month period ended September 30, 2018 compared to the same period of 2017, primarily as a result of income of $712 thousand from our new point of sale (“POS”) sponsorship program and increases of $223 thousand in earnings on bank owned life insurance (“BOLI”) partially offset by a decrease of $296 thousand in other fees and commissions. The increase in earnings on BOLI is due to the $16.3 million of BOLI acquired in the BYBK acquisition and $8.5 million in new BOLI policies purchased since September 30, 2017.

Non-interest expense increased $2.0 million, or 13.81%, for the three month period ended September 30, 2018 compared to the same period of 2017, primarily as a result of increases in salaries and benefits, occupancy and equipment, data processing, core deposit amortization and other operating expenses, partially offset by a decrease in merger and integration expense.  We incurred $2.3 million in merger and integration expenses during the 2018 period due to the BYBK acquisition compared to $4.0 million in merger and integration expenses for the 2017 period as a result of the DCBB acquisition.  Salaries and benefits increased $2.1 million primarily as a result of the additional staff, and occupancy and equipment expenses increased $521 thousand primarily as a result of the new branches, that we acquired in the DCBB and BYBK acquisitions.  The $216 thousand increase in data processing expenses resulted from additional customer transactions due to growth.  Core deposit amortization increased $391 thousand as a result of the higher premiums resulting from the deposits we acquired in the DCBB and BYBK acquisitions. Other operating expenses increased $749 thousand due to increases in standard operating costs, such as telephone, office supplies, software expense, and marketing and advertising.

Results of Operations for the Nine Months Ended September 30, 2018 Compared to September 30, 2017

Average interest earning assets increased $672.2 million for the nine month period ended September 30, 2018 compared to the same period of 2017.  The average yield on such assets was 4.60% for the nine months ended September 30, 2018 compared to 4.34% for the comparable 2017 period.  The increase in the yield on interest earning assets is the result of a higher yield on our loans held for investment and our investment portfolio.  Average interest-bearing liabilities increased $456.8 million for the nine month period ended September 30, 2018 compared to the same period of 2017.  The average rate paid on such liabilities increased to 1.11% for the nine month period ended September 30, 2018 compared to 0.87% for the same period in 2017, due to higher rates paid on both interest earning deposits and borrowings.

The net interest margin for the nine months ended September 30, 2018 increased to 3.79% from 3.68% in the same period last year.  The net interest margin increased due to an improvement in asset yields in addition to an increase in non-interest bearing deposits as a source of funding, partially offset by the increase in interest expense, primarily due to the interest paid on our borrowed funds.  The net interest margin during 2018 was also affected by the amount of accretion on acquired loans.  Accretion increased due to a higher amount of early payoffs on acquired loans with fair value marks during the nine months ended September 30, 2018 compared to the same period of 2017.  The fair value accretion/amortization is recorded on pay-downs recognized during the periods, which contributed 13 basis points for the nine months ended September 30, 2018 compared to eight basis points for same nine month period last year.

Net interest income increased $21.0 million, or 46.76%, for the nine month period ended September 30, 2018 compared to the same period of 2017, almost entirely due to an increase in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings.

The provision for loan losses increased $380 thousand for the nine month period ended September 30, 2018 compared to the same period of 2017 due to organic growth in the loan portfolio.

Non-interest income increased $1.8 million, or 29.77%, for the nine month period ended September 30, 2018 compared to the same period of 2017, primarily as a result of income of $1.4 million from our new POS sponsorship program and increases of $414 thousand in earnings on BOLI and $639 thousand in service charges on deposit accounts, partially offset by a decrease of $498 thousand in income on marketable loans.  The increase in earnings on BOLI is due to the $16.3 million of BOLI acquired in the BYBK acquisition and $8.5 million in new BOLI policies purchased since September 30, 2017.  The increase in service charges on deposit accounts is the result of increased income on bank debit cards due to the higher deposit base primarily as a result of the DCBB and BYBK acquisitions.  The decrease in income on marketable loans is the result of a decrease in the volume of residential mortgage loans that we sold in the secondary market compared to the same period of 2017.

Non-interest expense increased $14.6 million, or 42.90%, for the nine month period ended September 30, 2018 compared to the same period of 2017, primarily as a result of increases in merger and integration expense, salaries and benefits, occupancy and equipment, data processing, core deposit amortization and other operating expenses.  We incurred $9.4 million in merger and integration expenses during the nine month period ended September 30, 2018 due to the BYBK acquisition compared to $4.0 million in merger and integration expenses due to the DCBB acquisition during the nine month period last year.  Salaries and benefits increased $4.9 million primarily as a result of the additional staff, and occupancy and equipment expenses increased $1.4 million primarily as a result of the new branches, that we acquired in the DCBB and BYBK acquisitions.  The $810 thousand increase in data processing expenses resulted from additional customer transactions due to growth.  Core deposit amortization increased $865 thousand as a result of the higher premiums resulting from the deposits we acquired in the DCBB and BYBK acquisitions. Other operating expenses increased $1.4 million during the 2018 period due to increases in standard operating costs.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. The Bank has 37 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers; to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017 (1)	September 30, 2017
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$45,774,719	$61,684,888	$85,617,226	$33,562,652	$33,063,210
Interest bearing accounts	3,522,685	3,845,419	2,687,988	1,354,870	1,017,257
Federal funds sold	1,008,801	928,337	200,366	256,589	383,737
Total cash and cash equivalents	50,306,205	66,458,644	88,505,580	35,174,111	34,464,204
Investment securities available for sale	216,358,059	209,941,534	210,353,788	218,352,558	213,664,342
Loans held for sale	8,829,777	34,037,532	3,934,086	4,404,294	2,729,060
Loans held for invesment, less allowance for loan losses of $6,980,050
and $5,920,586 for September 30, 2018 and December 31, 2017	2,384,579,814	2,347,821,496	1,756,576,833	1,696,361,431	1,666,505,168
Equity securities at cost	13,063,250	14,854,746	7,782,847	8,977,747	7,277,746
Premises and equipment	43,060,727	43,719,013	40,991,968	41,173,810	42,074,857
Accrued interest receivable	8,072,826	7,715,123	5,310,151	5,476,230	4,946,823
Deferred income taxes	11,385,296	10,978,998	8,547,392	7,317,096	7,774,629
Bank owned life insurance	67,490,846	67,062,920	41,849,569	41,612,496	41,360,871
Annuity plan	6,298,627	6,276,320	5,981,809	5,981,809	-
Other real estate owned	1,469,166	2,357,947	1,799,598	2,003,998	2,003,998
Goodwill	94,403,635	94,403,635	25,083,675	25,083,675	25,083,675
Core deposit intangible	16,024,950	16,688,635	5,985,657	6,297,970	6,615,238
Other assets	9,675,019	11,059,118	8,008,664	7,396,227	6,738,435
Total assets	$2,931,018,197	$2,933,375,661	$2,210,711,617	$2,105,613,452	$2,061,239,046

Deposits
Non-interest bearing	$581,339,177	$603,257,708	$572,119,981	$451,803,052	$436,645,881
Interest bearing	1,660,902,293	1,604,420,214	1,213,584,463	1,201,100,317	1,217,988,749
Total deposits	2,242,241,470	2,207,677,922	1,785,704,444	1,652,903,369	1,654,634,630
Short term borrowings	272,534,890	314,676,164	161,477,872	192,611,971	152,179,112
Long term borrowings	38,304,981	38,238,670	38,172,653	38,106,930	38,040,618
Accrued interest payable	1,643,666	1,827,605	1,105,830	1,471,954	867,884
Supplemental executive retirement plan	6,123,518	6,057,063	5,975,159	5,893,255	5,823,391
Income taxes payable	-	-	4,182,749	2,157,375	864,260
Other liabilities	9,989,481	10,553,800	3,700,120	4,741,412	5,489,031
Total liabilities	2,570,838,006	2,579,031,224	2,000,318,827	1,897,886,266	1,857,898,926

Stockholders' equity
Common stock	169,889	169,889	125,667	125,083	124,675
Additional paid-in capital	293,139,653	292,836,679	149,691,736	148,882,865	148,351,881
Retained earnings	74,167,389	67,601,752	66,573,919	61,054,487	56,198,108
Accumulated other comprehensive loss	(7,296,740)	(6,263,883)	(5,998,532)	(2,335,249)	(1,334,544)
Total stockholders' equity	360,180,191	354,344,437	210,392,790	207,727,186	203,340,120

Total liabilities and stockholders' equity	$2,931,018,197	$2,933,375,661	$2,210,711,617	$2,105,613,452	$2,061,239,046
Shares of basic common stock outstanding	16,988,883	16,988,883	12,566,696	12,508,332	12,467,518

(1) Financial information at December 31, 2017 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2018	2018	2018	2017	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$29,056,813	$26,448,728	$19,700,762	$18,979,170	$18,022,324	$75,206,303	$49,153,228
Investment securities and other	1,696,512	1,719,989	1,623,577	1,452,644	1,469,478	5,040,078	4,027,679
Total interest income	30,753,325	28,168,717	21,324,339	20,431,814	19,491,802	80,246,381	53,180,907
Interest expense
Deposits	4,098,787	3,146,235	2,306,733	2,146,390	1,926,590	9,551,755	5,174,641
Borrowed funds	1,768,532	1,714,250	1,334,831	1,057,846	1,092,736	4,817,613	3,119,756
Total interest expense	5,867,319	4,860,485	3,641,564	3,204,236	3,019,326	14,369,368	8,294,397
Net interest income	24,886,006	23,308,232	17,682,775	17,227,578	16,472,476	65,877,013	44,886,510
Provision for loan losses	307,870	532,257	394,896	100,000	135,701	1,235,023	855,108
Net interest income after provision for loan losses	24,578,136	22,775,975	17,287,879	17,127,578	16,336,775	64,641,990	44,031,402
Non-interest income
Service charges on deposit accounts	728,550	722,879	576,584	593,641	542,909	2,028,013	1,389,340
POS sponsorship program	711,577	673,502	-	-	-	1,385,079	-
Gain on sales or calls of investment securities	-	-	-	-	-	-	35,258
Earnings on bank owned life insurance	520,785	461,056	292,936	306,355	297,656	1,274,777	861,112
Gains (losses) on disposal of assets	(1,100)	-	14,366	(46,400)	7,469	13,266	120,063
Loss on write down of stock	(91,498)	(60,998)	-	-	-	(152,496)	-
Gain on sale of loans	-	-	-	-	-	-	94,714
Income on marketable loans	411,850	511,879	418,472	479,588	482,641	1,342,201	1,840,218
Other fees and commissions	525,171	879,733	492,663	465,697	820,696	1,897,567	1,661,019
Total non-interest income	2,805,335	3,188,051	1,795,021	1,798,881	2,151,371	7,788,407	6,001,724
Non-interest expense
Salaries & employee benefits	7,491,736	7,201,335	5,485,450	5,267,469	5,365,890	20,178,521	15,284,056
Severance expense	-	-	-	-	-	-	-
Occupancy & equipment	2,349,691	2,242,640	1,980,401	1,936,420	1,828,593	6,572,732	5,137,276
Data processing	659,926	702,182	609,639	510,073	443,453	1,971,747	1,161,647
Merger and integration	2,282,705	7,121,802	-	-	3,985,514	9,404,507	3,985,514
Core deposit amortization	663,685	540,737	312,313	317,268	272,354	1,516,735	651,612
(Gains) losses on sales of other real estate owned	26,266	41,956	12,516	-	4,100	80,738	(13,589)
OREO expense	(99,957)	27,995	184,994	45,224	200,959	113,032	256,170
Other operating	3,288,286	3,198,759	2,406,646	2,664,559	2,539,590	8,893,691	7,639,348
Total non-interest expense	16,662,338	21,077,406	10,991,959	10,741,013	14,640,453	48,731,703	34,102,034

Income before income taxes	10,721,133	4,886,620	8,090,941	8,185,446	3,847,693	23,698,694	15,931,092
Income tax expense	2,456,304	2,160,787	2,025,759	2,328,011	1,684,505	6,642,850	5,824,713
Net income available to common stockholders	$8,264,829	$2,725,833	$6,065,182	$5,857,435	$2,163,188	$17,055,844	$10,106,379
Earnings per basic share	$0.49	$0.17	$0.48	$0.47	$0.18	$1.12	$0.90
Earnings per diluted share	$0.48	$0.17	$0.48	$0.46	$0.18	$1.10	$0.88
Adjusted per basic share (non-GAAP)	$0.58	$0.55	$-	$-	$0.42	$1.62	$1.15
Adjusted per diluted share (non-GAAP)	$0.57	$0.54	$-	$-	$0.42	$1.60	$1.13
Dividend per common share	$0.10	$0.10	$0.08	$0.08	$0.08	$0.28	$0.24
Average number of basic shares	16,988,883	16,249,625	12,544,266	12,483,692	11,969,536	15,277,219	11,286,215
Average number of dilutive shares	17,187,837	16,464,580	12,743,282	12,696,087	12,172,868	15,485,452	11,496,659
Return on Average Assets	1.12%	0.39%	1.16%	1.12%	0.43%	0.87%	0.73%
Return on Average Equity	8.89%	3.13%	11.36%	11.09%	4.26%	7.31%	7.52%
Operating Efficiency (1)	60.17%	79.55%	56.43%	56.45%	78.52%	66.15%	66.81%

(1) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

RECONCILIATION OF NON-GAAP MEASURES

As the magnitude of merger-related expenses during the periods set forth below distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance measures excluding the effect of the merger-related expenses during the three and nine month periods ended September 30, 2018 and 2017.  We believe this information is important to enable stockholders and other interested parties to assess the adjusted operational performance of the Company.

Reconciliation of Non-GAAP measures (Unaudited)	Three Months ended September 30, 2018	Nine Months ended September 30, 2018	Three Months ended September 30, 2017	Nine Months ended September 30, 2017
Net Income (GAAP)	$8,264,829	$17,055,844	$2,163,187	$10,106,379
Merger-related expenses, net of tax	1,474,623	7,643,988	2,902,912	2,902,912
Operating net income (non-GAAP)	$9,739,452	$24,699,832	$5,066,099	$13,009,291

Net income available to common shareholders	$8,264,829	$17,055,844	$2,163,187	$10,106,379
Merger-related expenses, net of tax	1,474,623	7,643,988	2,902,912	2,902,912
Operating earnings (non-GAAP)	$9,739,452	$24,699,832	$5,066,099	$13,009,291

Earnings per weighted average common shares, basic (GAAP)	$0.49	$1.12	$0.18	$0.90
Merger-related expenses, net of tax	0.09	0.50	0.24	0.25
Operating earnings per weighted average common share basic (non GAAP)	$0.58	$1.62	$0.42	$1.15

Earnings per weighted average common shares, diluted (GAAP)	$0.48	$1.10	$0.18	$0.88
Meger-related expenses, net of tax	0.09	0.50	0.24	0.25
Operating earnings per weighted average common share basic (non-GAAP)	$0.57	$1.60	$0.42	$1.13

Summary Operating Results (non-GAAP)
Noninterest expense (GAAP)	$16,662,338	$48,731,703	$14,640,453	$34,102,034
Merger-related expenses, gross	2,282,705	9,404,507	3,985,514	3,985,514
Operating noninterest expense (non-GAAP)	18,945,043	$58,136,210	10,654,939	30,116,520

Operating efficiency ratio (non-GAAP)	51.93%	53.39%	57.21%	59.18%

Operating noninterest expense as a % of average assets (annualized)	1.94%	2.01%	2.12%	2.19%

Return on average assets
Net income	$8,264,829	$17,055,844	$2,163,187	$10,106,379
Merger-related expenses, net of tax	1,474,623	7,643,988	2,902,912	2,902,912
Operating net income (non-GAAP)	$9,739,452	$24,699,832	$5,066,099	$13,009,291

Adjusted Return of Average Assets
Return on average assets (GAAP)	1.12	0.87	0.43	0.73
Effect to adjust for merger-related expenses, net of tax	0.20	0.39	0.58	0.21
Adjusted return on average assets	1.32%	1.26%	1.01%	0.94%

Return on average common equity
Net income available to common shareholders	$8,264,829	$17,055,844	$2,163,187	$10,106,379
Merger-related expenses, net of tax	1,474,623	7,643,988	2,902,912	2,902,912
Operating earnings (non-GAAP)	$9,739,452	$24,699,832	$5,066,099	$13,009,291

Adjusted Return on Average Equity
Return on average equity (GAAP)	8.89	7.31	4.26	7.52
Effect to adjust for merger-related expenses, net of tax	1.58	3.28	5.72	2.16
Adjusted return on average common equity (non-GAAP)	10.47%	10.59%	9.98%	9.68%

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	9/30/2018		6/30/2018		3/31/2018		12/31/2017		9/30/2017

	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$4,765,138	1.52%	$8,795,004	1.53%	$2,003,369	1.47%	$1,751,234	1.30%	$2,388,171	1.25%
Investment Securities (2)	233,633,128	3.09%	235,854,989	3.19%	229,456,764	3.15%	225,504,844	3.04%	223,733,565	3.07%
Loans	2,397,054,094	4.84%	2,261,479,332	4.72%	1,720,721,476	4.69%	1,674,725,155	4.56%	1,600,429,497	4.54%
Allowance for Loan Losses	(6,885,911)		(6,363,239)		(5,973,556)		(5,893,906)		(5,956,956)
Total Loans Net of allowance	2,390,168,183	4.85%	2,255,116,093	4.74%	1,714,747,920	4.70%	1,668,831,249	4.58%	1,594,472,541	4.56%
Total interest-earning assets	2,628,566,449	4.69%	2,499,766,086	4.58%	1,946,208,053	4.52%	1,896,087,327	4.39%	1,820,594,277	4.37%
Noninterest bearing cash	48,035,416		47,014,071		36,844,268		36,504,676		38,671,275
Goodwill and Intangibles	110,861,142		100,901,255		31,272,865		31,587,482		26,317,526
Premises and Equipment	43,626,501		43,592,991		41,088,624		41,956,286		40,923,913
Other Assets	103,995,121		98,152,802		69,837,318		63,412,181		67,286,798
Total Assets	$2,935,084,629		$2,789,427,205		$2,125,251,128		$2,069,547,952		$1,993,793,789

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,658,060,302	0.98%	$1,522,249,880	0.83%	$1,200,931,980	0.78%	$1,209,362,167	0.70%	$1,142,438,456	0.67%
Borrowed Funds	283,169,572	2.48%	288,666,185	2.38%	235,924,800	2.29%	186,472,353	2.25%	207,268,687	2.09%
Total interest-bearing liabilities	1,941,229,874	1.20%	1,810,916,065	1.08%	1,436,856,780	1.03%	1,395,834,520	0.91%	1,349,707,143	0.89%
Noninterest bearing deposits	601,558,786		615,780,315		457,850,993		450,655,820		430,325,956
	2,542,788,660		2,426,696,380		1,894,707,773		1,846,490,340		1,780,033,099

Other Liabilities	23,355,099		13,536,574		13,931,983		13,450,844		12,465,862
Stockholder's Equity	368,940,870		349,194,251		216,611,372		209,606,768		201,294,828
Total Liabilities and Stockholder's Equity	$2,935,084,629		$2,789,427,205		$2,125,251,128		$2,069,547,952		$1,993,793,789

Net interest spread		3.49%		3.50%		3.49%		3.48%		3.48%
Net interest income and Net interest margin(1)	$25,227,248	3.81%	$23,659,244	3.80%	$18,033,758	3.76%	$17,793,020	3.72%	$17,025,836	3.71%

(1) Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
(2) Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ended September 30, 2018 and 2017.    Fair value accretion for the current quarter and prior four quarters are as follows:

	9/30/2018		6/30/2018		3/31/2018		12/31/2017		9/30/2017
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$113,378	0.02%	$209,819	0.03%	$47,705	0.01%	$43,318	0.01%	$28,420	0.01%
Mortgage loans (1)	620,664	0.09	752,461	0.12	78,188	0.02	(10,675)	(0.00)	159,941	0.03
Consumer loans	110,220	0.02	126,575	0.02	97,544	0.02	106,269	0.02	57,514	0.01
Interest bearing deposits	70,157	0.01	70,178	0.01	80,886	0.02	95,755	0.02	88,766	0.02

Total Fair Value Accretion	$914,419	0.14%	$1,159,033	0.18%	$304,323	0.07%	$234,667	0.05%	$334,641	0.07%

(1) Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	9/30/2018		6/30/2018		3/31/2018		12/31/2017		9/30/2017
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$24,886,006	3.76%	$23,308,232	3.74%	$17,682,775	3.68%	$17,227,578	3.60%	$16,472,476	3.59%
Tax equivalent adjustment
Federal funds sold	92	0.00	80	0.00	36	0.00	31	0.00	177	0.00
Investment securities	159,520	0.02	161,340	0.03	160,911	0.04	275,685	0.06	267,376	0.06
Loans	181,630	0.03	189,592	0.03	190,036	0.04	289,726	0.06	285,807	0.06
Total tax equivalent adjustment	341,242	0.05	351,012	0.06	350,983	0.08	565,442	0.12	553,360	0.12
Tax equivalent interest yield	$25,227,248	3.81%	$23,659,244	3.80%	$18,033,758	3.76%	$17,793,020	3.72%	$17,025,836	3.71%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Legacy Loans(1)
Period End Loan Balance	$1,609,695	$1,543,113	$1,434,375	$1,354,573	$1,304,530
Deferred Costs	2,805	2,364	2,374	2,013	1,807
Accruing	1,608,808	1,542,371	1,433,907	1,352,407	1,299,139
Non-accrual	887	742	468	474	686
Accruing 30-89 days past due	6,352	4,565	4,587	1,692	4,705
Accruing 90 or more days past due	1,785	178	-	-	-
Allowance for loan losses	6,699	6,444	6,075	5,739	5,634
Other real estate owned	-	-	425	425	425
Net charge offs (recoveries)	(1)	(3)	(2)	(2)	198

Acquired Loans(2)
Period End Loan Balance	$779,060	$809,049	$326,085	$345,696	$365,984
Accruing	775,438	807,241	324,787	338,914	360,858
Non-accrual(3)	3,622	1,808	1,298	1,291	1,214
Accruing 30-89 days past due	8,120	13,770	4,932	5,375	3,900
Accruing 90 or more days past due	733	361	330	116	107
Allowance for loan losses	281	260	182	182	182
Other real estate owned	1,469	2,358	1,375	1,579	1,579
Net charge offs (recoveries)	33	88	60	(2)	33

Allowance for loan losses as % of held for investment loans	0.29%	0.29%	0.36%	0.35%	0.35%
Allowance for loan losses as % of legacy held for investment loans	0.42%	0.43%	0.42%	0.42%	0.43%
Allowance for loan losses as % of acquired held for investment loans	0.04%	0.03%	0.06%	0.05%	0.05%
Total non-performing loans as a % of held for investment loans	0.30%	0.13%	0.12%	0.11%	0.12%
Total non-performing assets as a % of total assets	0.29%	0.19%	0.18%	0.18%	0.19%

(1) Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015, July 28, 2017 and April 13, 2018.
(2) Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015, from Regal Bank & Trust, on July 28, 2017 from DCB, and on April 13, 2018 from Bay.  We originally recorded these loans at fair value upon acquisition.
(3) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

CONTACT: ELISE HUBBARD
CHIEF FINANCIAL OFFICER
(301) 430-2560